Exhibit 10.1

Uniti Group Inc.
2018 SHORT TERM incentive PLAN

This 2018 Short Term Incentive Plan (this “Plan”) of Uniti Group Inc., a Maryland corporation (the “Corporation”), became effective on February 6, 2018 (the “Effective Date”).

Section 1.    Definitions.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“Award” means any Short-Term Incentive Bonus granted under this Plan.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board which has been appointed to administer this Plan.

“Corporation” means Uniti Group Inc., a Maryland corporation, and any direct or indirect subsidiary thereof.

“Eligible Officer” means an officer of the Corporation holding the positions set forth in Section 3 of this Plan.

“Employee” means an individual who is an employee of the Corporation who is reported on the payroll records as a common‑law employee.

“Plan” means this 2018 Short Term Incentive Plan of the Corporation.

“Short-Term Incentive Bonus” means the incentive compensation granted to an Eligible Officer pursuant to Section 4 of this Plan.

“Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock which is owned by the Corporation, either directly or through one or more other Subsidiaries.

  Administration.  This Plan will be administered by the Committee.  In addition to any other powers granted to the Committee, the Committee will have the following powers:

to determine whether and to what extent Short-Term Incentive Bonuses are to be granted under this Plan to Eligible Officers;

to determine whether the performance metrics required to receive Short‑Term Incentive Bonuses have been satisfied and to what extent they have been satisfied;

to construe and interpret this Plan;

to require, at the time Short‑Term Incentive Bonuses are to be paid, the making of any representations or agreements that the Committee may deem necessary or advisable in order for the Corporation to comply with the securities laws of the United States of America or of any state or any rule or regulation thereunder;

to provide for satisfaction of an Eligible Officer’s tax liabilities arising in connection with this Plan; and

to make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

Any determinations or actions made or taken by the Committee pursuant to this Section 2 will be binding and final.

  Eligibility.  The individuals holding the following executive officer positions of the Corporation on the Effective Date shall be eligible to receive Short‑Term Incentive Bonuses under this Plan:

President and Chief Executive Officer;

Executive Vice President and Chief Financial Officer;

Executive Vice President and General Counsel;

President of Uniti Towers;

President - Sales and Business Development of Uniti Fiber;

President - Infrastructure & Operations of Uniti Fiber; and

Senior Vice President – Chief Technology Officer.

  Short‑Term Incentive Bonuses.  Short‑Term Incentive Bonuses shall be awarded to the Eligible Officers as set forth in this Section 4 and Exhibit A to this Plan.  Short-Term Incentive Bonuses shall be payable in cash upon the attainment of the criteria set forth on Exhibit A as the Committee shall determine, in its sole discretion.

  Termination or Amendment.  The Committee or Board may amend or terminate this Plan in any respect at any time. Committee or Board approval must be accompanied by (a) stockholder approval in those cases in which amendment requires stockholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the shares of common stock of the Corporation are listed or quoted, and (b) affected Eligible Officer approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or Awards.  The Short‑Term Incentive Bonus provisions may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.

  Effectiveness of this Plan.  This Plan is effective as of the Effective Date which is the date of adoption of this Plan by the Committee.

  Term of this Plan.  This Plan will terminate on the date all benefits anticipated by this Plan have been paid.

  Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors of the Corporation or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any grant or Award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.

  General Provisions.

The establishment of this Plan will not confer upon any Eligible Officer or Employee, any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in this Plan or employment agreement of the Eligible Officer, if any.

This Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract of employment between the Corporation or any Subsidiary and any Employee.  Participation in this Plan, or the receipt of a grant or Award hereunder, will not give an Employee any right to be retained in the service of the Corporation or any Subsidiary.

The interests of any Employee under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as otherwise provided herein.

The Corporation may withhold any federal, state or local taxes required with respect to any distribution under this Plan.  The Employee shall take whatever action the Committee deems appropriate with respect to withholding of taxes, including, but not limited to, the Employee remitting to the Corporation any taxes required to be withheld by the Corporation under federal, state or local law as a result of the distribution.

Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A of the Code.  The Corporation reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.

This Plan will be governed, construed and administered in accordance with the laws of Maryland.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included.

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IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, has executed this Plan on the Effective Date as first set forth above and as duly authorized by the Committee.

UNITI GROUP INC.

By: /s/ Kenneth A. Gunderman

Name:  Kenneth A. Gunderman

Title:President and Chief Executive Officer

Exhibit A-1 to

2018 Short Term Incentive Plan

Metrics applicable to Uniti Group Inc. CEO, CFO, GC and CTO:

A.Consolidated 4Q18 Annualized AFFO(1) (25% weight):

Threshold	Target	Superior
$450 million	$458 million	$465 million

B.Consolidated 4Q18 Annualized Adjusted EBITDA(1) (25% weight):

Threshold	Target	Superior
$800 million	$814 million	$831 million

C.Cumulative revenue diversification(2) based on 4Q18 Annualized Revenue (30% weight):

Threshold	Target	Superior
32.5%	35%	40%

D.Personal Goals (20%):  See Next Page

E.	Payouts for each component will be interpolated between levels. Potential Payouts at each level are as follows:

Performance Achievement Level	Potential as Percent of Base Salary
	CEO	CFO	GC	CTO
Threshold Target Superior	75% 150% 225%	50% 100% 150%		35% 70% 105%

1.

Definition to be consistent with public reporting.  Target includes signed transactions pending close with pro forma run rate synergies, adjusted for purchase price allocation effect.  Metric will exclude any effect of dispositions, contributions to joint ventures, any effect of additional business expansion not contemplated in the Annual Operating Plan, such as entering new markets or rolling out / developing new products.

2.	Based on 4Q annualized results. Target includes signed transactions pending close. Transactions with Windstream will be excluded from the numerator and denominator.

Exhibit A-1 to

2018 Short Term Incentive Plan (cont’d)

Personal Goals

Kenny Gunderman

•	Corporate values (unity/teamwork, innovation, hard work, integrity) – 20%
•	Strategic planning session with key management (3rdparty moderator) –20%
•	Company-wide employee engagement (regular town hall meetings, newsletters, intra-company twitter) – 20%
•	Permanent operational leadership at Uniti Fiber –20%
•	Sustainable growth at Uniti Leasing (1%+) –20%

Mark Wallace

•	Corporate values (unity/teamwork, innovation, hard work, integrity) –20%
•	Seamless, permanent organization with accounting, FP&A, operational finance –20%
•	Timely internal reporting including executive KPI dashboard –20%
•	Develop attractive, actionable private equity / infrastructure fund capital source –20%
•	Reduce reliance upon external tax and accounting advisors –20%

Daniel Heard

•	Corporate values (unity/teamwork, innovation, hard work, integrity) – 25%
•	Acceptable ratings from shareholder advisory services –25%
•	Seamless integration of Legal organization across Uniti Group, Uniti Fiber and Uniti Leasing (i.e. permitting process, contract administration, Washington D.C. engagement) –25%
•	Reduce outside legal costs year over year –25%

Mike Friloux

•	Corporate values (unity/teamwork, innovation, hard work, integrity)
•	Integration and synergy achievement on schedule
•	M&A creativity and support

Exhibit A-2 to

2018 Short Term Incentive Plan

Metrics applicable to Ron Mudry and Andy Newton:

A.	Sales Bookings ($MRR +$MAR)(1) (30%)

Threshold	Target	Superior
$2.6 million	$3.4 million	$4.4 million

B. Adjusted EBITDA(1) (25%)

Threshold	Target	Superior
$124.2 million	$128.2 million	$133 million

C.  Revenue (25%)

Threshold	Target	Superior
$279 million	$284.6 million	$293 million

D.  Network Performance / MTTD(2) (20%)

Threshold	Target	Superior
90 Days	60 Days	30 Days

E.  Payouts for each component will be interpolated between levels.  Potential Payouts at each level are as     follows:

Performance Achievement Level	Potential as Percent of Base Salary
Threshold Target Superior	50% 100% 150%

1.	Definition to be consistent with public reporting. Excludes M&A and capital markets transactions.
2.	Mean Time to Deliver enterprise, E-rate and wholesale customers, not including wireless broadband customers.

Exhibit A-3 to

2018 Short Term Incentive Plan

Metrics applicable to Lawrence Gleason:

A.	Third Party MRR(1) (25%)

Threshold	Target	Superior
$66,000	$77,500	$90,000

B. Adjusted EBITDA(2) (25%)

Threshold	Target	Superior
$1.8 million	$2 million	$2.4 million

C.  Revenue(2) (25%)

Threshold	Target	Superior
$12.6 million	$14.9 million	$17.1 million

D.  Towers Under Construction(3) (25%)

Threshold	Target	Superior
200	235	270

E.  Payouts for each component will be interpolated between levels.  Potential Payouts at each level are as     follows:

Performance Achievement Level	Potential as Percent of Base Salary
Threshold Target Superior	50% 100% 150%

1.	Represents MRR generated from non-anchor tenants.
2.	Definition to be consistent with public reporting. Excludes M&A and capital markets transactions. Calculation will be FX neutral, based on budgeted FX rates.
3.	Represents sites (macro or rooftop) with approved site development plans.